Exhibit 99.1

PBF Energy Announces Secondary Public Offering

PARSIPPANY, NJ – March 20, 2014 – PBF Energy Inc. (NYSE: PBF) (“PBF Energy”) announced today an underwritten secondary offering (the “Offering”) of 15,000,000 shares of its Class A common stock by funds affiliated with First Reserve Management, L.P. (the “Selling Stockholders”) pursuant to PBF Energy’s shelf registration statement previously filed with the Securities and Exchange Commission. The Selling Stockholders will receive all of the proceeds from the Offering.

Citigroup is the underwriter of the Offering. The offering of these securities is being made by means of a prospectus supplement and the accompanying prospectus only, copies of which may be obtained from Citigroup c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (tel: 800-831-9146).

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The registration statement is available on the Commission’s web site at http://www.sec.gov under the registrant’s name. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994